Exhibit 23.1

Consent of Independent Auditors
We consent to the incorporation by reference in Post-Effective Amendment No. 12 to Form S-11 on Form S-3 of KBS Strategic Opportunity REIT, Inc. (Registration Statement No. 333-156633) of (i) our report dated March 25, 2014, relating to our audit of the Plaza Buildings statement of revenues over certain operating expenses for the year ended December 31, 2013, included in the Form 8-K/A filed with the Securities and Exchange Commission on March 25, 2014, and (ii) our report dated July 10, 2014, relating to our audit of the 110 William Street statement of revenues over certain operating expenses for the year ended December 31, 2013, included in the Form 8-K/A filed with the Securities and Exchange Commission on July 10, 2014, both of which reports are incorporated by reference in the Prospectus, which is a part of such Registration Statement.

/s/ Squar, Milner, Peterson, Miranda & Williamson, LLP

Newport Beach, California
July 10, 2014